Exhibit (d.23)
THE PAYDEN & RYGEL INVESTMENT GROUP
333 South Grand Avenue, 32nd Floor
Los Angeles, California 90071
September __, 2011
Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, California 90071
Ladies and Gentlemen:
     We wish to retain Payden & Rygel to act as investment adviser to our newly created Payden & Rygel Local Currency Emerging Markets Bond Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated June 24, 1992, as heretofore amended, by adding the following paragraph with respect to the series:
Payden & Rygel Emerging Markets Bond Fund Series
Annual Advisory Fee (as a percentage of average daily net assets) — 0.75% on the first $ 1 billion, and 0.50% in excess thereof.
Operating Expense Maximum Limitation (as a percentage of average daily net assets) — Investor Class shares 1.50%.
     In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

Very truly yours,

By:
Edward S. Garlock
Secretary

AGREED:

PAYDEN & RYGEL

By:
Edward S. Garlock
Secretary